Dated [●] 2015

ICBC STANDARD BANK PLC
acting as Issuer

and

UK SPV CREDIT FINANCE PLC

acting as New Issuer

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH

acting as Principal Paying Agent

and

UBS AG

acting as Paying Agent

and

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

acting as Trustee

SUPPLEMENTAL AGENCY AGREEMENT

IMAGE OMITTED
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and Interpretation	3
2 Principles of Interpretation	3
3 Headings	3
4 Amendments	3
5 Substitution	4
6 Status of the Agency Agreement	5
7 Rights of Third Parties	5
8 Law and Jurisdiction	5
9 Modification	6
10 Single Agreement	6
11 Counterparts	6

THIS SUPPLEMENTAL AGENCY AGREEMENT is dated [●] 2015 and made between:

(1)	ICBC STANDARD BANK PLC, incorporated under the laws of England, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom, as original issuer (the “Issuer”);
(2)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, as new issuer (the “New Issuer”);
(3)	THE BANK OF NEW YORK MELLON, LONDON BRANCH, a limited company incorporated under the laws of England, whose registered office is at 1 Canada Square London E14 5AL, United Kingdom as principal paying agent (the “Principal Paying Agent”);
(4)	UBS AG, incorporated under the laws of Switzerland whose registered office is at Bahnhofstrasse 45, CH-8001 Zurich, Switzerland as paying agent (together with the Principal Paying Agent, the “Paying Agents”); and
(5)	BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, a limited company incorporated under the laws of England and Wales, whose registered office is at 1 Canada Square London E14 5AL, United Kingdom, as trustee (the “Trustee”).

Whereas

(A)	On 9 February 2006, the Issuer issued U.S.$150,000,000 8.75 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 which as of the date hereof bear interest of 5.799 per cent. (the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a subordinated loan (the “Subordinated Loan”) to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Borrower”) pursuant to a subordinated loan agreement dated 3 February 2006 (the “Subordinated Loan Agreement”). The Notes were constituted by a trust deed dated 9 February 2006 between the Issuer and the Trustee (the “Trust Deed”) and the subject of an agency agreement dated 9 February 2006 between the Issuer, the Paying Agents and the Trustee (the “Agency Agreement”).
(B)	The Notes constitute the obligations of the Issuer to account to the holders of the Notes for amounts equivalent to payments of principal, interest or, as the case may be, additional amounts (if any) actually received from the Borrower under the Subordinated Loan Agreement less any amounts in respect of Reserved Rights (as defined in the Trust Deed).
(C)	Pursuant to an extraordinary resolution passed by the Noteholders on [●] 2015 (the “Extraordinary Resolution”), the Noteholders have sanctioned certain amendments to the terms and conditions of the Notes and the Subordinated Loan Agreement, including the substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Subordinated Loan and obligor under the Trust Deed and the Agency Agreement and the holders of the Notes have authorised the Trustee and the Issuer to make the necessary amendments to the Agency Agreement pursuant to this supplemental agency agreement (the “Supplemental Agency Agreement”). As of the date of this Supplemental Agency Agreement, the amendments to the Subordinated Loan Agreement effected by the supplemental subordinated loan agreement dated [●] 2015 between the Issuer, the New Issuer and the Borrower (the “Supplemental Subordinated Loan Agreement”) have been executed and registered with the National Bank of Ukraine and will become effective on the date of execution and delivery of the supplemental trust deed between the Issuer, the New Issuer and the Trustee (the “Effective Date”) to be dated the date of this Supplemental Agency Agreement.
(D)	This Supplemental Agency Agreement is supplemental to, and should be read in conjunction with, the Agency Agreement.
1	Definitions and Interpretation

Terms defined in the Agency Agreement shall, unless otherwise defined in this Supplemental Agency Agreement or the context requires otherwise, bear the same meanings in this Supplemental Agency Agreement. The rules of interpretation set out in the Agency Agreement shall apply to this Supplemental Agency Agreement.

2	Principles of Interpretation

In this Supplemental Agency Agreement, references to a Schedule or a Clause or sub-clause, paragraph or sub-paragraph are, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph of this Supplemental Agency Agreement respectively.

3	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Supplemental Agency Agreement.

4	Amendments

With effect from the Effective Date of this Supplemental Agency Agreement, the Agency Agreement shall be amended as follows:

4.1           Amended Clauses

The following clauses of the Agency Agreement shall be amended as follows:

4.1.1	the following Clause 4.1A (Replacement Permanent Global Note) shall be inserted immediately after Clause 4.1 (Delivery of Permanent Global Note):

“On [Effective Date] (a) the parties shall cause the existing Temporary Global Note and Permanent Global Note executed by ICBC Standard Bank Plc to be removed from the Common Depositary and subsequently cancelled and destroyed by the Principal Paying Agent pursuant to this Agreement, (b) the Issuer shall deliver the Permanent Global Note to the Principal Paying Agent for authentication, and (c) the Principal Paying Agent shall deliver the authenticated Permanent Global Note to the Common Depositary against destruction of the Temporary Global Note and the Permanent Global Note set out at (a) above;”

4.1.2	the Issuer’s notice details in Clause 12.1.1 shall be deleted and replaced with the following:

“UK SPV Credit Finance plc
6 St Andrew Street
London EC4A 3AE

Attention: The Directors
Fax: +44 20 7832 4901”

4.1.3	the Trustee’s notice details in Clause 12.1.3 shall be deleted and replaced with the following:

“BNY Mellon Corporate Trustee Services Limited
One Canada Square
London E14 5AL

Fax no.: +44 20 7964 4637
Attention: Trustee Administration Manager”

4.1.4	the Principal Paying Agent’s notice details in Schedule 1 (Specified Offices of the Agents) shall be deleted and replaced with the following:

“The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL

Fax: +44 20 7964 4637
Attention: Corporate Trust Administration”

4.2	General Amendments

The following amendments shall be made to the Agency Agreement.

4.2.1	replacing all references to “Standard Bank Plc” with “UK SPV Credit Finance plc” reflecting the substitution of the New Issuer and making any corresponding changes;
4.2.2	all references to “8.75 per cent. Loan Participation Notes due 2016 with an interest rate step up in 2011” shall be deleted and replaced with “11 per cent. Loan Participation Notes due 2021”;
4.2.3	all references to “J.P.Morgan Corporate Trustee Services Limited”, “JPMorgan Chase Bank, N.A.” and “JPMorgan Chase” shall be deleted and replaced with “BNY Mellon Corporate Trustee Services Limited”, “The Bank of New York Mellon, London Branch” and “Bank of New York Mellon”, respectively;
4.2.4	all references to “SWX Swiss Exchange” and “SWX Swiss Stock Exchange” shall be deleted and replaced with “SIX Swiss Exchange”;
4.2.5	number of the Collection Account “2540110” shall be deleted and replaced with “[●]”.
5	Substitution
5.1	Pursuant to the Extraordinary Resolution, the Noteholders have sanctioned the substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Subordinated Loan Agreement and obligor under the Trust Deed and the Agency Agreement from and including the Effective Date.

5.2	The parties to this Supplemental Agency Agreement hereby agree that, with effect from and including the Effective Date:
5.2.1	the New Issuer shall be bound by the terms of the Agency Agreement as the issuer in place of the Issuer and shall acquire and assume all of the rights and, subject to Clause 5.2.2 below, the obligations of the Issuer under or in connection therewith; and
5.2.2	the Issuer shall be and is hereby released and discharged from all of its rights and obligations under or in connection with the Agency Agreement (excluding any liabilities of or claims against the Issuer arising or incurred prior to the Effective Date for which the Issuer shall remain liable).
6	Status of the Agency Agreement

Save for the amendments to the Agency Agreement effected by this Supplemental Agency Agreement, all terms and conditions of the Agency Agreement shall remain in full force and effect and the Agency Agreement with effect from the Effective Date shall be read and construed as one document with this Supplemental Agency Agreement.

7	Rights of Third Parties

Other than the enforcement by the Borrower of its express rights hereunder, a person who is not a party to this Supplemental Agency Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Supplemental Agency Agreement.

8	Law and Jurisdiction
8.1	Governing Law

This Supplemental Agency Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by, and shall be construed in accordance with, English law.

8.2	English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Supplemental Agency Agreement (including a dispute regarding the existence, validity or termination of this Supplemental Agency Agreement or the consequences of its nullity).

8.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly, that they will not argue to the contrary.

8.4	Rights of the Agents and Trustee to take proceedings outside England

Clause 8.2 (English Courts) is for the benefit of the Agents and the Trustee only. As a result, nothing in this Clause prevents the Agents or the Trustee from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Agents and the Trustee may take concurrent Proceedings in any number of jurisdictions.

9	Modification

This Supplemental Agency Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders or the Couponholders.

10	Single Agreement

This Supplemental Agency Agreement shall be read as one with the Agency Agreement so that all references in the Agency Agreement to “this Agreement” are deemed to refer also to this Supplemental Agency Agreement, provided always that in the event of any inconsistency between the Agency Agreement and this Supplemental Agency Agreement, the provisions of this Supplemental Agency Agreement shall override inconsistent provisions of the Agency Agreement.

11	Counterparts

This Supplemental Agency Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Agency Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

ICBC STANDARD BANK PLC

By:

By:

UK SPV CREDIT FINANCE PLC

By:

THE BANK OF NEW YORK MELLON, LONDON BRANCH
Signed for and on behalf of The Bank of New York Mellon, London Branch

By:

Name:

UBS AG

By:

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
Signed for and on behalf of BNY Mellon Corporate Trustee Services Limited

By:

Name: